Exhibit 10.59

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement made as of the 29th day of February, 2008.

BETWEEN:

NEXEN INC.

(hereinafter referred to as the “Corporation”)

- and -

BRIAN REINSBOROUGH

(hereinafter referred to as the “Executive”)

RECITALS:

1.                                       The Executive, as Senior Vice President — US Oil and Gas of the Corporation, is considered by the Board to be an essential officer and employee of the Corporation, who is integral to the operation and development of the Corporation, has acquired outstanding skills and unique experience and possesses an extensive background in, and knowledge of, the Corporation’s business, operations and the industry in which it is engaged.

2.                                       In the event of a Change of Control, there is a possibility that the employment of the Executive would be terminated without just cause or adversely modified and the Executive has expressed concern in that regard to the Corporation.

3.                                       The Board recognizes that it is essential and in the best interests of the Corporation and its shareholders that the Corporation retain the continued dedication of the Executive to the Executive’s office and the Executive’s employment during the uncertain period prior to, during and following a Change of Control.

4.                                       The Board further believes that the past service of the Executive and the Executive’s integral role in the development and operation of the Corporation requires that the Corporation ensure that in the event of a Change of Control the Executive is treated in a manner that is fair, reasonable, consistent with industry standards and in the best interests of the Corporation.

5.                                       The Corporation and the Executive wish formally to agree on the terms and conditions which will govern the termination or modification of the employment of the Executive following a Change of Control.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 For the purposes of this Agreement, the following terms mean as follows:

(a)                                  “Acting Jointly or in Concert” for the purposes of this Agreement, a Person is acting jointly or in concert with another Person if such Person has any agreement, arrangement or understanding (whether formal or informal and whether or not in writing) with such other Person for the purpose of acquiring, offering to acquire, or voting any Common Shares of the Corporation (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities by way of prospectus or private placement or pursuant to a pledge of securities in the ordinary course of business).

(b)                                 “Affiliate” and “Associate” have the meaning ascribed to such terms in National Instrument 45-106 for purposes of Section 1.1(f); provided, however, that for all other purposes of this Agreement, as well as Schedule A and the Final Release attached to this Agreement, “Affiliate” and “Associate” shall mean any individual, corporation, partnership, trust, unincorporated organization, association, or other business entity that, directly or indirectly through one or more intermediaries, is under common control with the specified person or entity; and provided further, that “ERISA Affiliate” means any corporation or trade or business that is considered to be a single employer with the specified person or entity under section 414(b) or 414(c) of the U.S. Internal Revenue Code of 1986, as amended.

(c)                                  “Agreement” means this change of control agreement as it may be amended, restated or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions refer to this Agreement and, unless otherwise indicated, refer to Articles or Sections in this Agreement only.

(d)                                 “Annual Base Salary” means the annual base salary of the Executive payable by the Corporation or an Affiliate of the Corporation at the end of the month immediately preceding the Date of Termination.

(e)                                  “Annual Target Bonus” means the Executive’s annual target bonus under the annual bonus program of the Corporation or an Affiliate of the Corporation, as determined by the Board to be in effect for the calendar year in which a Change of Control occurs.

(f)                                    “Beneficial Owner” for the purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” and to have “Beneficial Ownership” of and to “Beneficially Own”:

(i)                                     any securities as to which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)                                  any securities as to which such Person or any of such Person’s Affiliates or Associates has a right to acquire (i) upon the exercise of any Convertible Securities or (ii) pursuant to any agreement, arrangement or understanding, whether such right is exercisable immediately or within a period of sixty (60) days thereafter and whether or not on condition or the happening of any contingency, (other than (a) customary agreements with and between underwriters and banking group and selling group members with respect to the distribution to the public or pursuant to a private placement of securities, or (b) pursuant to a pledge of securities in the ordinary course of business); and

(iii)                               any securities which are Beneficially Owned within the meaning of clauses (i) or (ii) above by any other Person with which such Person is Acting Jointly or in Concert, provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of or to “Beneficially Own” any security where such Person is the registered holder of securities as a result of carrying on the business of or acting as nominee for a securities depository.

For purposes of this Agreement, the percentage of Common Shares Beneficially Owned by any Person, shall be and be deemed to be the product determined by the formula:

100 x A/B

Where:

A =                            the number of votes for the election of all directors generally attaching to the Common Shares Beneficially Owned by such Person; and

B =                              the number of votes for the election of all directors generally attaching to all outstanding Common Shares.

For the purposes of the foregoing formula, where a Person Beneficially Owns unissued Common Shares which may be acquired pursuant to Convertible Securities, such Common Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Common Shares Beneficially Owned by such Person in both the numerator and the denominator, but no other unissued Common Shares which may be acquired pursuant to any other outstanding

Convertible Securities shall, for the purposes of that calculation, be deemed to be outstanding.

(g)                                 “Board” means the Board of Directors of the Corporation as constituted from time to time.

(h)                                 “CBCA” means the Canada Business Corporations Act, as amended from time to time, and any successor legislation thereto.

(i)                                     “Change of Control” means the occurrence of any of:

(i)                                     the purchase or acquisition of any Common Shares or Convertible Securities by a Beneficial Owner which results in the Beneficial Owner owning, or exercising control or direction over, Common Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities Beneficially Owned or over which control or direction is exercised by the Beneficial Owner, the Beneficial Owner would own, or exercise control or direction over, Common Shares carrying the right to cast more than thirty-five percent (35%) of the votes attaching to all Common Shares; or

(ii)                                  the substantial completion of: (i) the liquidation, dissolution or winding-up of the Corporation; or (ii) the sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

(iii)                               a situation in which individuals who were members of the Board immediately prior to:

(A)                              a meeting of the shareholders of the Corporation involving a contest for, or an item of business relating to, the election of directors; or

(B)                                an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another Person,

shall not constitute a majority of the Board following such election or transaction; or

(iv)                              the completion of any transaction or a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in paragraphs (i), (ii) or (iii) above; or

(v)                                 a determination by the Board that, for purposes of this Agreement, a Change of Control has occurred or is imminent.

(j)                                     “Common Shares” means the common shares of the Corporation.

(k)                                  “Convertible Securities” means:

(i)                                     any right (contractual or otherwise and regardless of whether such right constitutes a security) to acquire Common Shares from the Corporation; or

(ii)                                  any security issued by the Corporation from time to time (other than the rights issued pursuant to a shareholders’ rights protection plan, if any) carrying any exercise, conversion or exchange right, which is then exercisable or exercisable within a period of sixty (60) days from that time pursuant to which the holder thereof may acquire Common Shares or other securities which are convertible into or exercisable or exchangeable for Common Shares (in each case, whether such right is then exercisable or exercisable within a period of sixty (60) days from that time and whether or not on condition or the happening of any contingency).

(l)                                     “Date of Termination” means the date upon which the Executive’s employment terminates pursuant to Section 4.1, 5.1 or 6.1.

(m)                               “Disability” means and shall be deemed to occur when (i) the Executive receives benefits under a long term disability plan maintained by the Corporation or an Affiliate of the Corporation; or (ii) the Corporation’s Board of Directors, upon the written report of a qualified physician designated by the Corporation and the Executive (or his spouse or representative in the event the Executive is incapacitated), shall have determined (after a complete physical examination of the Executive at any time after he has been absent for a period of at least 180 consecutive calendar days or 180 total days in any one-year period) that the Executive has become physically or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law.

(n)                                 “Effective Date” means the date upon which a Change of Control occurs.

(o)                                 “Employment Benefits” means the employment benefits to which the Executive is entitled by virtue of any written, oral or implied agreement with the Corporation or its Affiliate.  For the purposes of this Agreement, “Employment Benefits” shall include, but is not limited to, the following:

(i)            the Executive’s entitlement to any dental or general medical care;

(ii)           the Executive’s entitlement to receive long term disability benefits from the insurance carrier normally utilized by the Corporation or its Affiliate;

(iii)          the Executive’s entitlement to pension benefits under the terms of any pension plan with the Corporation or its Affiliate;

(iv)          the Executive’s entitlement to a monthly car allowance from the Corporation or its Affiliate;

(v)                                 the Executive’s entitlement to employer contributions to the savings plan maintained by the Corporation or its Affiliate;

(vi)                              the Executive’s entitlement to receive financial counseling services, at a cost of $10,500 per year (or as the same may be increased from time to time by the Corporation or its Affiliate); and

(vii)                           the Executive’s entitlement to receive security monitoring services at the Executive’s personal residence.

(p)                                 “Good Reason” means any of the following, unless the Executive shall have given the Executive’s express written consent thereto:

(i)                                     Duties.  A material diminution in the Executive’s authority, duties or responsibilities from those in effect immediately prior to a Change of Control.

(ii)                                  Base Salary.  A material diminution in the Executive’s Monthly Base Salary or as the same may be increased after the Effective Date from time to time.

(iii)                               Relocation.  A material change in the geographic location at which the Executive must perform services from where the Executive is based at the time of a Change of Control, not including reasonable business travel.

(iv)                              Breach.  Any other action or inaction that constitutes a material breach by the Corporation of this Agreement.

(q)                                 “Incentive Compensation Plan” means any bonus or incentive compensation plan of the Corporation or its Affiliate in which the Executive is entitled to receive benefits in the month immediately preceding a Change of Control.

(r)                                    “Just Cause” means:

(i)                                     the failure by the Executive to substantially perform the Executive’s duties according to the terms of the Executive’s employment in existence immediately prior to a Change of Control after the Corporation has given the Executive notice of such failure and a 30-day opportunity to correct it; or

(ii)                                  where the Executive engages in any criminal act or dishonesty resulting or intended to result, directly or indirectly, in the personal gain of the Executive at the expense of the Corporation or its Affiliate.

(s)                                  “Monthly Base Salary” means the monthly salary payable to the Executive by the Corporation or its Affiliate in effect at the end of the month immediately preceding the Effective Date.

(t)                                    “Parties” means the Corporation, and its successors and permitted assigns, and the Executive and the Executive’s heirs, executors and administrators and “Party” means either one of them.

(u)                                 “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government or any agency thereof.

(v)                                 “Severance Period” means the twenty-four (24) month period immediately following the Date of Termination.

(w)                               “Stock Option Plan” means any stock option plan or plans of the Corporation pursuant to which the Executive is granted options by the Corporation to acquire Common Shares.

(x)                                   “Subsidiary” means any corporation, partnership, trust, unincorporated organization, association, or other business entity that, directly or indirectly through one or more intermediaries, is controlled by the specified person or entity.

(y)                                 “Term” has the meaning referred to in Section 3.1.

ARTICLE 2

SCOPE OF AGREEMENT

2.1                                 The Parties intend that this Agreement sets out their respective rights and obligations upon the occurrence of a Change of Control.  Other than expressly provided for in this Agreement, this Agreement does not provide for any other terms of the Executive’s employment with the Corporation or its Affiliates, does not guarantee that the Executive shall be employed by the Corporation or its Affiliates for any specific term, and shall create no rights or obligations of the Parties prior to, or in circumstances other than, a Change of Control or beyond the Term.  Nothing in this Agreement shall require the Corporation to enter into any transaction resulting in any Change of Control.

2.2                                 This Agreement shall automatically terminate and have no further force or effect upon the termination of the Executive’s employment with the Corporation and its Affiliates on account of the death or the Disability of the Executive.  In the event of the termination of Executive’s employment on account of death or the Disability of the Executive, the Executive (or the Executive’s estate) shall be entitled to receive from the Corporation or its Affiliates all accrued and earned unpaid Annual Base Salary and reasonable business expenses, and accrued and earned unpaid vacation pay up to and including the date of the termination of Executive’s employment on account of death or the Disability of the Executive, and the Corporation shall have no further obligations to the Executive or the Executive’s estate under this Agreement.

ARTICLE 3

TERM OF AGREEMENT; CHANGE OF CONTROL

3.1                                 Subject to earlier termination of this Agreement according to the terms of this Agreement, this Agreement shall remain in effect for a period concluding twelve (12) months following the Effective Date (the “Term”), at which time this Agreement shall terminate; provided however that the payment of compensation and benefits to the Executive under this Agreement shall continue beyond the end of the Term in accordance with the applicable provisions of this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, (a) the Corporation shall have the unilateral right to terminate this Agreement at any time during the Executive’s employment with the Corporation and its Affiliates and before a Change of Control by providing at least twelve (12) months’ advance notice to the Executive; (b) this Agreement shall immediately terminate and have no further force or effect if (i) the Executive ceases to be an officer of the Corporation at any time before a Change of Control; or (ii) the Executive’s employment with the Corporation is terminated by either Party for any reason before a Change of Control.

3.2                                 Upon the Effective Date and continuing during the Term, the Corporation agrees that:

(a)                                  the Corporation shall, or shall cause its Subsidiaries to, continue in effect any incentive compensation plan in which the Executive participates, including, but not limited to, the Incentive Compensation Plan and the Stock Option Plan and any other similar plans, at the time of a Change of Control, unless the Executive is eligible to participate in, and is entitled to the opportunity to receive a comparable level of benefits under, an ongoing, substitute or alternative plan (it being understood that the manner or method of payment and the form of consideration need not be the same as existed in the original plans); and the Corporation shall, or shall cause its Subsidiaries to, continue the Executive’s participation therein on at least as favorable a basis, both in terms of the amount of benefits available to the Executive and the level of the Executive’s participation relative to other participants, as existed at the time a Change of Control occurs;

(b)                                 the Corporation shall, or shall cause its Subsidiaries to, continue to provide the Executive with Employment Benefits at least as favorable on an aggregate basis as those enjoyed by the Executive immediately prior to a Change of Control, including any pension plan, benefit plan or any retirement arrangement established for the Executive, or any of the Corporation’s or its Affiliate’s life insurance, medical, health and accident, disability or savings plans in which the Executive was participating at the time a Change of Control occurs; the Corporation shall not, and shall cause its Subsidiaries to not, directly or indirectly materially reduce any such benefits or deprive the Executive of any material perquisite enjoyed by the Executive at the time a Change of Control occurs, including, without limitation and to the extent applicable, the use of a car, secretarial services, office space, telephones, computer facilities, expense reimbursement, financial counseling, and professional fees and club dues reimbursement, and the Corporation shall, or shall cause its Subsidiaries to, provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the normal vacation practice in effect at the time a Change of Control occurs.

ARTICLE 4

TERMINATION FOR JUST CAUSE OR FOR OTHER THAN GOOD REASON

4.1                                 If the Executive’s employment is terminated for Just Cause, or is terminated by the Executive, other than for Good Reason, following a Change of Control, the Corporation shall (or shall cause its Affiliates to) within 30 days of the Date of Termination, pay to the Executive, if not already paid, all accrued and earned but unpaid Annual Base Salary and reasonable business expenses, and accrued and earned unpaid vacation pay up to and including the Date of Termination, and thereafter, the Corporation shall have no further obligations to the Executive under this Agreement.  The Executive shall not be deemed to have terminated employment with the Corporation following a Change of Control for purposes of this Section 4.1 unless and until the Executive has separated from service with the Corporation and all ERISA Affiliates of the Corporation.

4.2                                 Nothing in this Agreement shall serve to derogate from the vested rights of the Executive to pension benefits, Stock Option Plans or any other Employment Benefits to which the Executive is entitled up to the Date of Termination.

ARTICLE 5

TERMINATION BY CORPORATION

5.1                                 If the Executive’s employment is terminated by the Corporation within the twelve (12) month period following the Effective Date for reasons other than Just Cause, death or Disability, the Corporation shall (or shall cause its Affiliates to) pay to the Executive the remuneration referred to in Article 7.  The Executive’s employment with the Corporation shall not be deemed to have terminated for purposes of this Section 5.1 unless and until the Executive has separated from service with the Corporation and all ERISA Affiliates of the Corporation.

ARTICLE 6

TERMINATION FOR GOOD REASON

6.1                                 In the event of a Change of Control, the Executive may terminate his employment with the Corporation for Good Reason; provided, however, that the Executive will not be treated as having a termination of employment for Good Reason unless (i) the condition giving rise to Good Reason occurs after the Change of Control and during the Term of the Agreement, (ii) the Executive gives notice to the Corporation in writing or other medium acceptable to the Corporation of the existence of the condition within the period ending 30 days after the initial existence of the condition, (iii) the condition giving rise to Good Reason is not remedied by the Corporation or its Affiliates within the 30-day period following receipt of such notice, and (iv) the Executive’s termination of employment occurs within 14 days after the expiration of such 30-day remedy period; and, provided further, that the Executive shall not be deemed to have terminated employment with the Corporation for purposes of this Section 6.1 unless and until the Executive has separated from service with the Corporation and all ERISA Affiliates of the Corporation.  Any termination of employment for Good Reason satisfying these conditions shall be deemed to have been effective within the Term for purposes of this Agreement.  Upon such termination for Good Reason, the Corporation shall (or shall cause its Affiliates to) pay to the Executive the remuneration referred to in Article 7.

ARTICLE 7

COMPENSATION UPON TERMINATION

7.1                                 If the Executive’s employment is terminated in accordance with Section 5.1 or 6.1:

(a)                                  The Corporation shall (or shall cause its Affiliates to) forthwith, but in any event within ten (10) business days from receipt by the Corporation of a Release executed by the Executive and delivered to the Corporation no later than forty-five (45) days following the Date of Termination (and not revoked during the permitted seven (7)-day revocation period) in the form of Schedule “A”, pay to the Executive:

(i)                                     if not previously paid, that portion of the Executive’s accrued and earned but unpaid Annual Base Salary, any accrued and earned but unpaid bonus to which the Executive is entitled for the preceding calendar year under any Incentive Compensation Plan, all unpaid reasonable business expenses and all accrued but unused vacation pay earned or payable to the Executive by the Corporation or its Affiliates for the period from the beginning of the Corporation’s then current fiscal year, up to and including the Date of Termination;

(ii)                                  a lump sum payment equal to the Executive’s Monthly Base Salary and one-twelfth (1/12) of the Executive’s Annual Target Bonus for each month of the Severance Period;

(iii)                               a lump sum payment equal to thirteen percent (13%) of the Executive’s Monthly Base Salary for each month of the Severance Period representing the value of group health and welfare benefits for the Severance Period;

(iv)                              a lump sum payment equal to 24 times the value of the Executive’s monthly car allowance in effect immediately before a Change of Control;

(v)                                 a lump sum payment representing (A) the value of the employer contributions to the Nexen Pension Plan, or other pension plan maintained by the Corporation or its Affiliate covering the Executive as of the Effective Date, (the “Pension Plan”) for the Severance Period calculated by reference to the contribution formula and other provisions relevant to the calculation of contributions in effect under the Pension Plan immediately prior to the Effective Date and determining the Executive’s compensation for such purpose by reference to his Monthly Base Salary and Annual Target Bonus and other items of compensation as in effect immediately prior to the Effective Date, plus (B) the related employer pension restoration contributions to the Nexen Restoration Plan, or other similar excess benefit plan maintained by the Corporation or its Affiliate covering the Executive as of the Effective Date, for the Severance Period based on the employer’s practice, if any, of making such contributions as in effect for the plan year ending immediately prior to the Effective Date;

(vi)                              a lump sum payment of $10,500 representing the value of the Executive’s entitlement to receive financial counseling services in respect of the Severance Period;

(vii)                           a lump sum payment equal to 24 times the monthly value of the Executive’s employer provided security monitoring services at the Executive’s personal residence as in effect immediately preceding the Effective Date;

(viii)                        a lump sum payment representing the value of the employer matching contributions to the Nexen Savings Plan, or other tax-qualified savings plan maintained by the Corporation or its Affiliate covering the Executive as of the Effective Date, and related matching contributions to the Nexen Restoration Plan, or other similar excess benefit plan maintained by the Corporation or its Affiliate covering the Executive as of the Effective Date, for the Severance Period, calculated at the same level of pay, and the Executive’s actual contribution rate and matching contribution rate in effect under said plans in respect of the Executive immediately prior to the Date of Termination;

(ix)                              a lump sum payment of $25,000 representing the value of executive outplacement counseling; and

(x)                                 where the Executive has been relocated at the request of the Corporation or its Affiliate within the two (2) year period immediately prior to the Effective Date, a lump sum payment of $50,000 representing the estimated cost of relocating Executive back to the Executive’s prior location.

7.2                               The estimated value as of January 31, 2008 of Sections 7.l(a)(ii) to 7.1(a)(x) are set out in Schedule “B”.  Schedule “B” provides estimated values only and actual values shall be calculated in accordance with this Agreement at the time of entitlement or payment under this Agreement.

7.3                               If the Executive’s employment is terminated in the circumstances described in Section 5.1 or 6.1 after a Change of Control, the remuneration and benefits payable under this Article 7 shall not be reduced if the Executive obtains subsequent employment.

7.4                               Unless expressly provided otherwise in this Agreement, all payments to be made to the Executive under this Article 7 shall be subject to applicable withholdings and deductions.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1                               If the Executive’s employment is terminated in any manner whatsoever due to or following a Change of Control, the Executive agrees to keep confidential and not to disclose to any third party all information of a confidential or proprietary nature concerning the Corporation, its Affiliates, Associates and Subsidiaries and their respective operations, opportunities, areas of present, past or future interests, assets, finances, technology, intellectual property, business and affairs, and further agrees not to use such information, data or technology for personal advantage or to advantage any third party, provided that nothing herein shall prevent the disclosure of information which is publicly available or which is required to be disclosed by the Executive under appropriate statute, rules of law or legal process.  For purposes of this Agreement, information of a confidential or proprietary nature concerning the Corporation, its Affiliates, Associates and Subsidiaries shall include without limitation financial information, such as earnings, assets, debts, prices, pricing structures, volume of purchases or sales or other financial data; compilations of information, records, specifications and various geological data, geological information, seismic data, maps, core samples, logs, engineering data, computer programs and other similar data; information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s employment by the Corporation, its Affiliates, Associates and Subsidiaries, not generally known in the industry in which Corporation, its Affiliates, Associates and Subsidiaries, are or may become engaged, about processes, services and activities, including, without limitations, information relating to accounting, engineering and marketing: proprietary data and technological information; sales forecasts or results of marketing efforts or information about impending transactions; personnel information, such as medical histories, compensation, or other terms of employment, actual or proposed promotions, qualifications, performances, hirings, resignations, disciplinary actions, terminations or reasons therefor, or other employee personal information; customer information; software, manuals, handbooks, files, patents, copyrights, trademarks, financial data, business prospects, and business information regarding the business operations or future plans of the Corporation, its Affiliates, Associates and Subsidiaries,; trade secrets as defined by applicable law; and all other information owned and used by the Corporation, its Affiliates, Associates and Subsidiaries that is not generally known to the public and that allows them an opportunity to obtain an advantage over competitors.  The Executive’s obligations concerning confidential or proprietary information under this Agreement shall supplement, rather than supplant, any obligations the Executive owes to the Corporation, its Affiliates, Associates and Subsidiaries under any contract or applicable policy.

ARTICLE 9

RIGHTS AND OBLIGATIONS OF EXECUTIVE UPON TERMINATION

9.1                               Subject to Section 8.1, the Executive shall not be prohibited from obtaining subsequent employment with or otherwise forming or participating in a business competitive to the business of the Corporation or its Affiliates after the termination of the Executive’s employment with the Corporation and its Affiliates.  During the Executive’s employment with the Corporation and its Affiliates and for twelve (12) months after the termination of his employment with the Corporation and its Affiliates, regardless of the reason for such termination, he shall not directly or indirectly, on behalf of himself or any other Person, solicit, induce, communicate with about employment, hire, or otherwise engage as an employee, independent contractor, subcontractor, or otherwise, any person who is an employee, independent contractor, or subcontractor of the Corporation or its Affiliates or was an employee, independent contractor, or subcontractor of the Corporation or its Affiliates during the final year of the Executive’s employment with the Corporation and its Affiliates.

9.2                               Upon the termination of the Executive’s employment for any reason, the Executive shall tender the Executive’s resignation from any position the Executive may hold as an officer or director of the Corporation, or any of its Affiliates, Associates or Subsidiaries.

9.3                               If the Executive’s employment is terminated in the circumstances described in Section 5.1 or 6.1, the Corporation shall (or shall cause its Affiliates to) continue to purchase and maintain, to the extent available in the marketplace at reasonable cost, on behalf of the Executive, director and officer liability insurance for the applicable limitation period following the date upon which the Executive ceases to serve as a director or officer of the Corporation or its Affiliates, and the Executive’s existing agreement to receive indemnity from the Corporation and its Affiliates for acts taken by the Executive in the Executive’s capacity as an officer of the Corporation and its Affiliates shall remain in effect.

9.4                               If either Party breaches this Agreement, or if a dispute arises between the Parties based on or involving this Agreement, the Party that enforces its rights under this Agreement against the breaching party, or that prevails in the resolution of such dispute, is entitled to recover from the other party its reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.

ARTICLE 10

JURY-TRIAL WAIVER

10.1                        NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE EXECUTIVE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE CORPORATION, OR ANY AFFILIATE OR ANY SUBSIDIARY OF THE CORPORATION, INCLUDING WITHOUT LIMITATION ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THE EXECUTIVE’S EMPLOYMENT WITH THE CORPORATION OR ANY AFFILIATE OF THE CORPORATION, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

ARTICLE 11

GENERAL

11.1                        The headings of the Articles and paragraphs in this Agreement are inserted for convenience only and shall not affect the meaning or construction of this Agreement.

11.2                        This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

11.3                        If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be and be deemed to be severed from this Agreement without affecting or impairing the validity of any other provision herein; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

11.4                        Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered, by hand delivery or mail or other form of electronic communication capable of transmission confirmation, to the following address:

a.                                      in the case of the Corporation to:

Nexen Inc.

801 7th Avenue S.W.

Calgary, AB  T2P 3P7

Attention:     General Manager - Compensation and Benefits

b.                                      in the case of the Executive to:

the last address of the Executive in the records of the Corporation or to such other address as the Parties may from time to time specify by notice given in accordance herewith.

11.5                        This Agreement shall enure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors and administrators and upon the Corporation and its successors and assigns.  The parties acknowledge and agree that the Executive’s rights under this Agreement are personal to the Executive and shall not be assigned to any person or entity without prior written consent from the Corporation.

11.6                        This Agreement constitutes the entire agreement relating to the respective rights and obligations of the Parties upon the occurrence of a Change of Control and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to these subject matters.  No amendment or waiver of this Agreement shall be binding unless executed in writing by the Parties.  In entering into this Agreement, the Executive is not relying on any written or oral statements, promises, or representations of the Corporation, or their representatives concerning this Agreement other than contained in this Agreement.

11.7                        The Parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive upon a Change of Control shall be in full satisfaction of all rights of the Executive under applicable law in effect from time to time as a result thereof.

11.8                        Neither Party can waive or shall be deemed to have waived any right it has under this Agreement except to the extent that such waiver is in writing.

The Parties have executed this Agreement effective the date first written above.

NEXEN INC.

	Per:	(signed)

	Per:	(signed)

SIGNED, SEALED & DELIVERED
in the presence of

(signed)	(signed)
WITNESS	BRIAN REINSBOROUGH

SCHEDULE “A”

CHANGE OF CONTROL AGREEMENT

In order to receive the entitlements referred to in this Agreement, the Executive shall execute the attached Release.

FINAL RELEASE

KNOW ALL MEN BY THESE PRESENTS that I, BRIAN REINSBOROUGH, in consideration of the amounts and other consideration provided in that certain Change of Control Agreement (the “Agreement”) dated as of the ____ day of February, 2008 between myself and NEXEN INC. (the “Corporation”) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for myself, my executors and assigns hereby remise, release and forever discharge to the maximum extent permitted by applicable law the Corporation, and any associated, affiliated, predecessor, parent, or subsidiary corporation or other business entity of the Corporation and their present and former directors, officers, agents, employees, representatives, owners, members, managers, shareholders, partners, fiduciaries, trustees, employee benefit plans, insurers, or attorneys (the “Releasees”), including each of their respective successors, heirs, administrators and assigns, from all manner of actions, causes of action, debts, obligations, covenants, claims or demands, whatsoever which I may ever have had, now have, or can, shall or may hereafter have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection with my relationship with the Releasees, as an employee, officer or director, and the termination of my employment from the Corporation and the Releasees including, but not limited to, any claims related to any entitlement I may have or may have had to any payment or claim either at common law or under the Employment Standards Code, Human Rights, Citizenship and Multiculturalism Act, the Fair Labour Standards Act, the Employee Retirement Income Security Act of 1974 as amended, the Age Discrimination in Employment Act of 1964, as amended, and any other federal, state, or local laws prohibiting employment discrimination, or governing or related to my employment with the Releasees.

AND FOR THE SAID CONSIDERATION, I, BRIAN REINSBOROUGH, represent and warrant that I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Release, or with respect to which I agree not to make any claim or take any proceeding herein.

IT IS FURTHER ACKNOWLEDGED that the payment and other consideration offered to me under the Agreement is in addition to anything of value to which I am already entitled to receive from the Corporation or the other Releasees; that the Corporation has advised me, through this paragraph, of my right to consult with an attorney of my choice before signing this Release; that I have at least 21 days within which to consider whether to sign this Release; that I have seven days after I sign this Release within which I may revoke my acceptance by notifying the Corporation’s General Manager - Compensation and Benefits of my revocation in writing; that this Release shall not become effective or enforceable until the seven-day revocation period expires; and that if I timely revoke my acceptance of this Agreement within the seven-day revocation period, I will not receive the payment or other consideration offered to me in the Agreement.

IT IS FURTHER ACKNOWLEDGED that the payment and other consideration offered to me under the Agreement includes full compensation and consideration for the loss of my employment benefits, as provided by the Releasees, and that all of my employment benefits and privileges shall cease on the date of termination of my employment, except as otherwise provided in the Agreement.  I further acknowledge that I have received all benefits due to me and have no further claim against the Releasees for such benefits.  I further accept sole responsibility to replace such benefits which I wish to continue or to exercise conversion privileges where applicable with respect to such benefits and, in particular any life insurance and long-term disability benefits.  In the event that I become disabled following termination of my employment, I covenant not to sue the Releasees for insurance or other benefits or loss of same and hereby release the Releasees from any and all further obligations or liabilities arising therefrom.

Notwithstanding anything contained herein, this Release shall not extend to or affect, or constitute a release of, my right to sue, claim against or recover from the Releasees and shall not constitute an agreement to refrain from bringing, taking or maintaining any action against the Releasees in respect of:

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(a)                                 any corporate indemnity existing by statute, contract or pursuant to any of the constating documents of the Corporation or its affiliates provided in my favour in respect of my having acted at any time as a director, officer or both of the Corporation or its affiliates;

(b)                                 my entitlement to any insurance maintained for the benefit or protection of the directors and/or officers of the Corporation or its affiliates, including without limitation, directors’ and officers’ liability insurance;

(c)                                  my entitlement to any amounts or compensation due to me under the terms of the Agreement or my entitlement to vested rights, if any, as of the date my employment terminated under any compensation or equity plans or related written agreements of the Corporation or its affiliates; or

(d)                                 any rights or claims I may have against the Releasees that arise under the Age Discrimination in Employment Act of 1964, as amended, after the date I sign this Release.

IT IS HEREBY AGREED that the terms of the Agreement and of this Release shall be kept confidential.  No party hereto shall communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with my legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required or permitted by law, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release was agreed upon.  During my employment with the Corporation and its affiliates and following any termination of such employment, I shall not make any disparaging statements about the Corporation, any of the Releasees, or their business or personnel practices to any third parties.  Following the termination of my employment with the Corporation and its affiliates, I shall also return all property of the Corporation and its affiliates in my possession or under my control to the Corporation or its respective affiliate in good condition.  This Release shall not in any way be construed as an admission by the Corporation or any of the Releasees of any improper or illegal acts.  The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

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I HEREBY DECLARE AND AGREE that I have read all of this Release, fully understand the terms of this Release, and voluntarily accept the consideration stated herein or under the Agreement as the sole consideration for this Release for the purpose of making a full and final settlement with the Releasees; that my signing of this Release is knowing and voluntary and that I have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms herein and the covenants mutually exchanged; that this Release contains the entire understanding and agreement between me and the Corporation regarding my release of claims against the Releasees and supersedes all prior statements, understandings, and agreements regarding this subject matter; that, in signing this Release, I am not relying on any written or oral statement or promise from the Releasees other than as set forth above and in the Agreement; and that this Release is not assignable by me without prior written permission by the Corporation and shall be governed by Texas law.

IT IS HEREBY AGREED THAT as a term of the termination of my employment from the Corporation and its affiliates, and in consideration of the amount noted above, I hereby resign as officer and director of the Corporation and its affiliates, as applicable.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this _____ day of ______________ in the year _________.

BRIAN REINSBOROUGH

WITNESS (signature)

WITNESS (print name)

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SCHEDULE “B”

Estimated1 Entitlement to Compensation

Pursuant to Article 7 of the Agreement

US Dollars

Monthly Base Salary (24 Months)	$680,000

Bonus Target Value	306,000

Benefits Uplift (13%)	88,400

Car Allowance	28,800

Pension Plan Amount	102,665

Financial Counselling Services	10,500

Security Monitoring Services	2,400

Savings Plan Amount	40,800

Executive Outplacement	25,000

Relocation (contingent)	50,000

TOTAL ESTIMATED ENTITLEMENT under the Agreement	$1,334,565

1                 As stated in Section 7.2 of the Agreement, the above calculations represent only the current estimated value (as of January 31, 2008) of the Executive’s entitlement to compensation upon a Change of Control.  Accordingly, the above calculations are for illustrative purposes only.